IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MARYLAND
Baltimore Division

In re: USinternetworking, Inc., et al., Debtors	) ) ) ) ) ) )	Case Nos. 02-5-0215-SD Through 02-5-0219-SD (Chapter 11) (Jointly Administered under Case No. 02-5-0215-SD)

ORDER CONFIRMING DEBTORS’ MODIFIED SECOND
AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

         Upon the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated as of March 19, 2002 (the “Plan”), which Plan was proposed and filed with this Court by the above-captioned debtors and debtors in possession (the “Debtors”); and upon the Disclosure Statement for Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated as of March 19, 2002 (the “Disclosure Statement”), which Disclosure Statement was proposed and filed with this Court by the Debtors; and upon (a) the order dated February 7, 2002, scheduling a hearing to consider approval of the Disclosure Statement, (b) the hearings held before this Court on March 19 and 22, 2002, to consider approval of the Disclosure Statement (the “Disclosure Statement Hearing”), and (c) the order dated March 22, 2002 (i) approving the Disclosure Statement, and (ii) establishing solicitation, voting and confirmation process procedures (the “Disclosure Statement Order”); and upon the declaration of Logan & Company LLC (“Logan”), the balloting agent retained by the Debtors, sworn to on May 1, 2002 (the “Voting Declaration”), which Voting Declaration was filed with the Court on May 2, 2002 and introduced into evidence at the Confirmation Hearing (as defined below); and the Disclosure Statement Order having fixed April 26, 2002, at 5:00 p.m. as the last day and time for filing of objections to confirmation of the Plan;

and the Disclosure Statement Order having fixed April 27, 2002 as the last day for filing objections to the assumption of unexpired leases or executory contracts and the related cure amounts proposed by the Debtors; and upon the timely filed objections to: (x) confirmation of the Plan having been filed by the persons and entities identified on Exhibit A; (y) assumption of unexpired leases or executory contracts having been filed by the persons and entities identified on Exhibit A; and (z) the cure amounts proposed by the Debtors with respect to leases or contracts to be assumed having been filed by the persons and entities listed on Exhibit A (collectively, the “Timely Objections”); and upon the late filed objections to confirmation filed by the persons and entities identified on Exhibit A (the “Late Objections,” and together with the Timely Objections, the “Objections”); and upon the Modifications (as defined below) to the Plan proposed by the Debtors; and upon the Debtors’ Pre-Hearing Memorandum Supporting Confirmation of the Debtors’ Modified Second Amended Joint Chapter 11 Plan of Reorganization dated May 3, 2002, filed by the Debtors (the “Memorandum In Support”); and a hearing to consider confirmation of the Plan having been held before this Court on May 7, 2002 (the “Confirmation Hearing”); and upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record of these cases (including this Court’s prior approval of the Conditional Subscription Agreement); and after due deliberation and sufficient cause appearing therefor,

FINDINGS OF FACT AND CONCLUSIONS OF LAW

         IT IS HEREBY FOUND AND DETERMINED that:

         A.     All defined terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan.

         B.     This Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2) and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of title 11 of the United States Code (the “Bankruptcy Code”) and should be confirmed.

         C.     This Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the pendency of the Chapter 11 Case, including, without limitation, the Disclosure Statement Hearing.

         D.     Notice of the Confirmation Hearing, the treatment of Claims and Interests under the Plan, the treatment of unexpired leases and executory contracts under the Plan, and the relevant deadlines for the submission of ballots and objections has been provided in the form, within the time and substantially in accordance with the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the procedures approved and prescribed by this Court in the Disclosure Statement Order and this Court’s order dated May 2, 2002 extending the deadline for publication notice concerning the Confirmation Hearing.

         E.     Ballots were transmitted to Holders of Allowed Claims in the Classes under the Plan that are treated as Impaired within the meaning of section 1124 of the Bankruptcy Code (the “Impaired Classes”) and entitled to vote for the Plan in accordance with the Disclosure Statement Order.

         F.     The Debtors solicited votes for the Plan from the Impaired Classes entitled to vote to accept or reject the Plan in good faith and in a manner consistent with the Bankruptcy Code.

         G.     Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors proposed certain modifications (collectively the “Modifications”) to the Plan (a) by motion dated May 2, 2002 (the “Plan Modification Motion”) and (b) on the record at the Confirmation Hearing. Under the circumstances, the form and manner of notice of the Plan Modification Motion and the proposed Modifications are due and adequate, and no other or further notice of the Plan Modification Motion or the proposed Modifications is necessary or required.

         H.     In accordance with Bankruptcy Rule 3019, the Modifications do not, except as set forth in Finding I below, (1) affect the classification of Claims or Interests or adversely affect the treatment afforded Holders of Claims or Interests, (2) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (3) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (4) adversely change the treatment of Holders of Claims who have accepted the Plan (other than any Holders of Claims who have accepted such Modifications in writing or in open court), or (5) require resolicitation of acceptances or rejections from any such Holders nor do they require that any Holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

         I.      With respect to the Claims held by De Lage Landen Financial Services, Inc. (“DLL”), who did not cast a ballot on the Plan with respect to the initial solicitation, the Debtors have provided DLL with an additional opportunity to vote to accept or reject the Plan. DLL has until May 17, 2002 to vote on the Plan.

         J.      All references to the Plan hereinafter contained in this Order shall be to the Plan as modified and such Plan as modified shall constitute the Debtors’ Modified Second Amended Joint Chapter 11 Plan of Reorganization dated as of May 3, 2002.

         K.     Notice of the Confirmation Hearing, the treatment of unexpired leases and executory contracts under the Plan and the relevant deadlines for submission of objections and ballots, as approved and prescribed by the Court in the Disclosure Statement Order, has been given and is adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020 and other applicable law.

         L.      The Voting Declaration provided by Logan is consistent with Bankruptcy Rule 3018 and complies with the requirements of Local Bankruptcy Rule 3018-1, to the extent modified by the Disclosure Statement Order.

         M.     The Plan provides for the treatment of Allowed Administrative Claims and Allowed Priority Tax Claims. The Plan establishes the following ten Classes of Claims: Class 1 (Equipment Lease Secured Claims), Class 2 (Miscellaneous Secured Claims), Class 3 (Miscellaneous Priority Claims), Class 4 (General Unsecured Claims), Class 5 (Senior Creditor Claims), Class 6 (Convertible Subordinated Note Claims), Class 7 (Convenience Claims), Class 8 (Convertible Subordinated Note § 510(b) Claims), Class 9 (Interdebtor Claims) and Class 11 (Section 510(c) Claims).

         N.     The Plan establishes Class 10 as the Class of Interests and LLC Interests.

         O.     The classification scheme of Claims and Interests under the Plan is reasonable. Claims or Interests in each particular Class are substantially similar to other Claims or Interests in such Class.

         P.     Classes 1, 4, 5, 6, and 7 are Impaired under the Plan and were entitled to vote to accept or reject the Plan.

         Q.     As evidenced by the Voting Declaration, except for the subclass of Class 1 relating to DLL that has until May 17, 2002 to vote on the Plan, the Plan has been accepted by all Impaired Classes entitled to vote to accept or reject the Plan, in accordance with section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Disclosure Statement Order.

         R.     Classes 2, 3, and 9 are Unimpaired and deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code.

         S.     Classes 8, 10 and 11 (whose members will receive no distribution) are Impaired and deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

         T.     The Plan designates Classes of Claims and Interests, satisfying the requirements of section 1123(a)(1) of the Bankruptcy Code.

         U.     The Plan specifies Unimpaired Classes, satisfying the requirements of section 1123(a)(2) of the Bankruptcy Code.

         V.      The Plan specifies the treatment of Impaired Classes, satisfying the requirements of section 1123(a)(3) of the Bankruptcy Code.

         W.    The Plan provides for the same treatment for each Claim or Interest of a particular Class, satisfying the requirements of section 1123(a)(4) of the Bankruptcy Code.

         X.     The Plan provides for adequate means for its implementation, satisfying the requirements of section 1123(a)(5) of the Bankruptcy Code.

         Y.     The Plan provides for the inclusion in the certificate of incorporation of Reorganized USi a provision prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, and therefore satisfies the requirements of such section.

         Z.     The Plan contains only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of officers and directors of Reorganized USi, satisfying the requirements of section 1123(a)(7) of the Bankruptcy Code.

         AA.  The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

         BB.   The Plan complies with the applicable provisions of the Bankruptcy Code, satisfying the requirements of Bankruptcy Code section 1129(a)(1).

         CC.   The Debtors have complied with the applicable provisions of the Bankruptcy Code, satisfying the requirements of section 1129(a)(2) of the Bankruptcy Code.

         DD.   Based upon the testimony adduced and/or proffered at the Confirmation Hearing and Bankruptcy Rule 3020(b)(2), the Plan has been proposed in good faith and not by any means prohibited by law, satisfying the requirements of section 1129(a)(3) of the Bankruptcy Code.

         EE.     Any payment made or to be made by the Debtors for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, this Court as reasonable, satisfying the requirements of section 1129(a)(4) of the Bankruptcy Code.

         FF.    To the extent known, the Debtors have disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors and officers of Reorganized USi; the appointment to, or continuance in, such offices of such individuals is consistent with the interests of the Debtors’ creditors and equity interest holders and with public policy; and the Debtors have disclosed the identity of any insiders who will be employed or retained by Reorganized USi subsequent to confirmation of the Plan and the nature of any compensation to be paid to such insiders. These disclosures satisfy the requirements of section 1129(a)(5) of the Bankruptcy Code.

         GG.   As no governmental authority has jurisdiction over the rates of the Debtors and the Plan does not effectuate any such rate change, section 1129(a)(6) of the Bankruptcy Code is not applicable to the Debtors.

         HH.   With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest of such Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date. This treatment satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

         II.      With respect to each Class of Claims or Interests designated by the Plan, other than DLL’s subclass of Class 1 (if DLL votes to reject the Plan) and Classes 8, 10 and 11, either: (a) such Class has accepted the Plan; or (b) such Class is not Impaired under the Plan. Therefore, the requirements of section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to such accepting Classes.

         JJ.      Except to the extent that a Holder of an Allowed Priority Tax Claim has agreed or agrees to a different treatment of such Claim, the Plan provides that, with respect to each Allowed Claim of a kind specified in: (a) section 507(a)(1) of the Bankruptcy Code, the holder of such Claim will receive, on account of such Claim, cash on the Effective Date equal to the allowed amount of such Claim; (b) sections 507(a)(3) through (7) of the Bankruptcy Code, the holder of such Claim will receive, on account of such Claim, (i) deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such Claim or (ii) cash on the Effective Date equal to the allowed amount of such Claim; and (c) section 507(a)(8) of the Bankruptcy Code, the holder of such Claim will receive, on account of such Claim, at the sole option of the Reorganized Debtors, either (i) cash on the Effective Date equal to the allowed amount of such Claim or (ii) deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date equal to the allowed amount of such Claim. This treatment satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

         KK.     Except for DLL who has until May 17, 2002 to vote on the Plan, the Plan has been accepted by all of the Impaired Classes of Claims that were entitled to vote on the Plan, which acceptances were determined without including any acceptance of the Plan by any insider holding a Claim in such Classes. As a result, the requirement of section 1129(a)(10) of the Bankruptcy Code is satisfied.

         LL.     Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors. As a result, the requirement of section 1129(a)(11) of the Bankruptcy Code is satisfied.

         MM.   The fees payable by the Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. § 1930(a)(6), constitute administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code and the treatment of such fees in the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

         NN.     The Debtors do not provide for the payment of any retiree benefits within the meaning of section 1114 of the Bankruptcy Code. Nevertheless, the Plan provides for the continuation after the Effective Date of retiree benefits, if any, as that term is defined in § 1114 of the Bankruptcy Code, to the extent required by § 1129(a)(13) of the Bankruptcy Code.

         OO.     The requirements of section 1129(b) of the Bankruptcy Code are satisfied as to any subclass of Class 1 that votes to rejects the Plan and Classes 8, 10 and 11, the only non-accepting Classes, because: (a) no Holders of Claims or Interests junior to Classes 8, 10 and 11 will receive or retain any property under the Plan on account of such junior Claims or Interests; (b) as to any rejecting subclass of Class 1, the Plan provides (I) that the Holder of the Claims in such subclass will retain the liens or property securing such Claims (to the extent of the Allowed amount of such Claims) and (ii) that each Holder of the Claims in such subclass will receive deferred cash payments totaling at least the Allowed amount of such Claims, of a value, as of the Effective Date of the Plan, of at least the value of such Holder’s interest in the Estate’s interest in such property, or (iii) for the realization by such Holder of the indubitable equivalent of such Claims; and (c) the Plan is fair and equitable and does not discriminate unfairly with respect to any non-accepting subclass of Class 1 and Classes 8, 10 and 11.

         PP.     The Plan Notes, the Substitute Plan Notes, the Secondary Plan Notes and the New Warrants (collectively, and including the shares of common stock, including common stock of any successor to USi, issuable upon exercise or conversion of the New Warrants, the “Plan Securities”) are being issued pursuant to the Plan in exchange for claims against the Debtors. Pursuant to section 1145 of the Bankruptcy Code, (i) the offer or sale of the Plan Securities and transactions in such securities and (ii) the offer of common stock through the New Warrants and (iii) the sale of common stock, including common stock of any successor to USi, upon exercise or conversion of the New Warrants shall be and are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities (collectively, “Federal and State Securities Laws”). Pursuant to section 1145(c) of the Bankruptcy Code, the issuance of Plan Securities under the Plan is a public offering and therefore, subject to the respective transfer restrictions set forth in the Plan Notes, the Substitute Plan Notes, the Secondary Plan Notes and the New Warrants, such Plan Securities may thereafter be resold and traded by any person that is not an underwriter within the meaning of section 1145(b) of the Bankruptcy Code (an “Underwriter”) as unrestricted securities.

         QQ.    No party in interest that is a governmental unit has requested that the Court not confirm the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

         RR.     Pursuant to Article 7 of the Plan and the provisions of the Disclosure Statement

Order, the non-Debtor parties to the executory contracts and unexpired leases listed in Exhibit B hereto (the “Assumed Contracts”) received due notice of the assumption of such contracts and leases and the proposed cure amounts with respect to such contracts and leases. None of the non-Debtor parties to the Assumed Contracts objected to the Debtors’ assumption thereof or the proposed cure amounts related thereto. The Reorganized Debtors shall enjoy all of the rights and benefits under each such contract or unexpired lease without the necessity of obtaining any party’s written consent to the Reorganized Debtors’ assumption or retention of such rights and benefits.

         SS.     Pursuant to Article 7 of the Plan and the provisions of the Disclosure Statement Order, the non-Debtor parties to the executory contracts and unexpired leases listed in Exhibit C hereto (the “Contested Assumed Contracts”) received due notice of the assumption of such contracts and leases and the proposed cure amounts with respect to such contracts and leases. The non-Debtor parties to the Contested Assumed Contracts have objected to the Debtors’ assumption thereof or the cure amounts with respect thereto. Such objections have been resolved or remain disputed as set forth in Exhibit C hereto. To the extent such objections are resolved, the Reorganized Debtors shall enjoy all of the rights and benefits under each such contract or unexpired lease without the necessity of obtaining any party’s written consent to the Reorganized Debtors’ assumption or retention of such rights and benefits.

         TT.     Pursuant to Article 7 of the Plan and the provisions of the Disclosure Statement Order, the non-Debtor parties to the executory contracts and unexpired leases listed in Exhibit D hereto (the “Rejected Contracts”) received due notice of the rejection of such contracts and leases pursuant to the Plan.

         UU.    The Plan incorporates the compromise and settlement of certain claims and issues, including, but not limited to the compromises and settlements reached with Holders of Equipment Lease Claims and Convertible Subordinated Note Claims (collectively, the “Settlements”). The negotiations of such Settlements were conducted in good faith and at arms’ length, and each such Settlement is of benefit to the Estates and represents a fair, necessary and reasonable compromise of the Claims held by the Holders thereof. The terms and conditions of each such compromise and settlement is therefore an integral part of the Plan. In this regard, the parties to the Conditional Subscription Agreement have relied upon the terms and conditions of each of the Settlements in negotiating and entering into that agreement and in proposing the Plan, and, likewise, parties voting for and accepting the Plan have relied upon the terms and conditions of each of the Settlements.

         VV.     The Settlements represent a compromise between and among the Debtors and their creditors of all claims and litigation, pending or threatened, or that was or could have been commenced prior to the date of entry of this Confirmation Order. The Settlements, as reflected in the relative distributions and recoveries of Holders of Claims and Interests under the Plan, are fair and reasonable and are accordingly approved in all respects pursuant to Bankruptcy Rule 9019(a). The Settlements embodied in the Plan will save the Debtors and their estates the costs and expenses of prosecuting various disputes, the outcome of which is likely to consume substantial resources of the Debtors’ estates and require substantial time to adjudicate. The Settlements also have facilitated the creation and implementation of the Plan and benefit the Estate and the Debtors’ creditors.

         IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

         1.     The Debtors’ motion for approval of the Modifications to the Plan, made in the

Plan Modification Motion and/or on the record at the Confirmation Hearing, is granted, and the Plan, as modified by the Modifications, shall be the Plan. Without limiting Finding J, above, the terms of the Plan, as modified, are an integral part of this Order and are incorporated herein by reference and “So Ordered” in their entirety. The terms of the exhibits and attachments to the Plan (collectively, the “Plan Documents”) also are incorporated herein by reference and are an integral part of the Plan and this Confirmation Order.

         2.     To the extent that any Objections to confirmation of the Plan have not been withdrawn prior to entry of this Order, are not cured by the relief granted herein or resolved as stated by the Debtors on the record of the Confirmation Hearing, all such Objections shall be, and hereby are, overruled. The Objections filed by Allfirst Bank (“Allfirst”), Bank of America, N.A. (“BofA”), Wells Fargo Bank Minnesota, N.A. (“Wells Fargo”), and the Texas Comptroller are resolved by the inclusion of the below with respect to such objections:

a) Allfirst. The security interests previously authorized by the Court and held by Allfirst and the Claims secured thereby shall be treated in identical fashion as Allowed Miscellaneous Secured Claims under section 5.02 of the Plan and shall survive the confirmation and consummation of the Plan, the Debtors’ discharge under section 1141(d) of the Bankruptcy Code, section 12.01 of the Plan, and the vesting of the property of the Estate in the Reorganized Debtors. Moreover, such security interests shall remain enforceable against the Reorganized Debtors in accordance with the contractual terms of any lawful agreements enforceable by Allfirst as of the date of entry of this Confirmation Order and under applicable non-bankruptcy law until the Allowed amount of such Claims is paid in full.

b) BofA. Notwithstanding anything in the Plan to the contrary (including section 5.02 or 9.07 of the Plan), the Miscellaneous Secured Claim held by Bank of America, N.A. under section 5.02 of the Plan in respect of certain standby letters of credit issued by Bank of America (the “Bank of America Claim”) shall, to the extent the letters of credit are cash collateralized, shall be assumed by Reorganized USI and shall be unimpaired under the Plan. The Bank of America Claim and the liens granted or existing on any property of the Estate on the Filing Date as security for the Bank of America Claim will (a) survive the confirmation and consummation of the Plan and the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and section 12.01 of the Plan and the vesting of property of the Estate in Reorganized USI and (b) remain enforceable in accordance with the contractual terms of any lawful agreements enforceable by Bank of America on the Filing Date until the Allowed amount of such Claim is paid in full. The Debtors’ objection to the Bank of America Claim filed on or about April 25, 2002 is withdrawn without prejudice. All attorneys’ fees incurred by Bank of America in this case shall be part of the Bank of America Claim to the extent provided in the documentation of the Bank of America Claim and permitted by section 506 of the Bankruptcy Code.

c) Wells Fargo. Notwithstanding anything in the Plan to the contrary (including section 5.02 or 9.07 of the Plan), with respect to the Miscellaneous Secured Claim (the “Wells Fargo Claim”) held by Wells Fargo, the Debtors shall, notwithstanding any contractual provision or applicable law that entitles Wells Fargo to demand or receive accelerated payment of the Wells Fargo Claim after the occurrence of a default, (i) cure any default that occurred before or after the commencement of the Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstate the maturity of the Wells Fargo Claim as it existed before such default; (iii) compensate Wells Fargo for any damages incurred as a result of a reasonable reliance by Wells Fargo on such contractual provision or any such applicable law to the extent provided by applicable law; and (iv) otherwise leave unaltered the legal, equitable, and contractual rights to which the Well Fargo Claim is entitled.

d) Texas Comptroller. With respect to any Allowed Priority Tax Claims held by the State of Texas: (i) the penultimate and last sentences of section 3.01 of the Plan (pertaining to the allowance of penalties on Allowed Priority Tax Claims) shall not apply with respect to such Claims held by the State of Texas; and (ii) the simple interest rate specified in section 3.01(ii) on account of deferred cash payments shall be eight percent (8%) in the event the Reorganized Debtors elect to treat any such Claims held by the State of Texas under such section of the Plan. In addition, notwithstanding section 12.03 of the Plan, the State of Texas shall not be enjoined from offsetting the unpaid amount of any Allowed Priority Tax Claim it holds against any tax refund claimed by the Debtors to be due from the State of Texas for periods prior to the Effective Date.

         3.     All Objections to confirmation of the Plan that have been withdrawn shall be, and hereby are, deemed withdrawn with prejudice.

         4.     The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

         5.     The Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code.

         6.     The classifications of Claims for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for the purposes of voting to accept or reject the Plan, (b) do not represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtors or the Reorganized Debtors.

         7.     The Plan is hereby confirmed pursuant to section 1129 of the Bankruptcy Code.

         8.     The Reorganized Debtors are authorized and empowered to execute, deliver and/or file such documents, and make such payments, as are necessary to consummate the Plan.

         9.     If the Plan becomes effective as set forth in section 13.02 of the Plan, (a) the Reorganized Debtors shall retain, and confirmation of the Plan shall vest in the Reorganized Debtors, all property of the Estate except any property of the Estate that is abandoned or transferred to any other Entity as permitted under the Bankruptcy Code on or prior to the Effective Date, and (b) title to all such non-excepted property shall vest in the Reorganized Debtors, absolutely, unconditionally, indefeasibly and forever, on the Effective Date, free and clear of all Claims, all liens securing Claims and all Interests, except any lien preserved hereunder or under section 5.01 or 5.02 of the Plan. The Reorganized Debtors shall not be liable or responsible for any Claim against the Debtors or the Estate or any obligation of the Debtors or the Estate except as expressly assumed by the Reorganized Debtors in the Plan. The

Reorganized Debtors shall be the successor to the Debtors for the purposes of sections 1123 and 1129 of the Bankruptcy Code; and Interpath Communications, Inc. (“Interpath”), as the owner of 100% of the capital stock of USinternetworking Holdings, Inc. (which in turn will acquire 100% of the capital stock of Reorganized USi under the Plan), shall be the successor to the Debtors for purposes of section 1145 of the Bankruptcy Code. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as expressly provided in the Plan.

         10.    The discharge injunction, release, exculpation, termination of indemnification, and other provisions contained in Article 12 of the Plan are incorporated herein by reference as if set forth herein in extenso, are approved in all respects and shall be effective as provided for therein; provided, however, that notwithstanding anything to the contrary contained herein or in the Plan, the plaintiffs in the IPO Allocation Litigation currently pending in the United States District Court for the Southern District of New York, 21-MC-92 (SAS), which includes the class claims in Weizel v. USinternetworking, et al., 21-CV-9348, shall not be deemed, by operation of the Plan or this Confirmation Order, to have released or to be enjoined from asserting any direct, non-derivative claims held by such plaintiffs against non-Debtor third parties.

         11.     The Assumed Contracts shall be deemed assumed as of the Effective Date of the Plan, the Reorganized Debtors shall pay the cure amounts set forth in Exhibit B on or as promptly as practicable after the Effective Date but in no event later than 45 days after the Effective Date, and the Reorganized Debtors shall enjoy all of the rights and benefits under the Assumed Contracts without the necessity of obtaining any non-Debtor party’s written consent to the Reorganized Debtors’ assumption of any Assumed Contract. Notwithstanding any change-

in-control default or termination right under any Assumed Contract, the Assumed Contracts shall not be in default and may not be terminated as a result of any change-in-control resulting from consummation of the Plan.

         12.    Treatment of the Contested Assumed Contracts has been resolved or remains disputed as set forth in Exhibit C. If objections to assumption or cure amounts have been resolved as to a Contested Assumed Contract, such contract shall be deemed assumed as of the Effective Date of the Plan, the Reorganized Debtors shall pay the cure amount set forth in Exhibit C on or as promptly as practicable after the Effective Date but in no event later than 45 days after the Effective Date, and the Reorganized Debtors shall enjoy all of the rights and benefits under the resolved Contested Assumed Contract without the necessity of obtaining any non-Debtor party’s written consent to the Reorganized Debtors’ assumption of such resolved Contested Assumed Contract. If objections to assumption or cure amounts have not been resolved as to a Contested Assumed Contract, resolution of objections thereto shall be as provided in section 7.02 of the Plan.

         13.    The Rejected Contracts shall be deemed rejected as of the Effective Date. Executory contracts and unexpired leases, if any, which are neither Assumed Contracts, Contested Assumed Contracts or Rejected Contracts (“Miscellaneous Executory Contracts”) shall be deemed to have been assumed by the applicable Debtor as of the Effective Date, unless (a) such lease or contract already has been assumed or rejected, (b) such contract is an Equipment Lease or other contract specifically addressed under the Plan, (c) there is then pending before the Court a motion to assume, a motion to reject or a motion to assume and assign such lease or contract, or (d) such lease or contract is rejected following entry of an order regarding and fixing the amount of a disputed cure amount as provided in section 7.02 of the

Plan. Cure amounts, if any, payable with respect to the assumption of any Miscellaneous Executory Contract as a result of defaults prior to the date of assumption of Miscellaneous Executory Contracts shall be agreed to by the Reorganized Debtors and the non-Debtor party to such contract or resolved by the Bankruptcy Court. If a dispute arises between the Reorganized Debtors and any non-Debtor party to a Miscellaneous Executory Contract in connection with the assumption of such contract, including disputes as to whether cure amounts should be paid in respect thereof, whether a Miscellaneous Executory Contract is an executory contract, or has been terminated or expired, the Reorganized Debtors shall be entitled to reject such Miscellaneous Executory Contract by notice to the non-Debtor party thereto that such contract has been added to the list of Rejected Contracts without further order of the Court.

         14.    Notwithstanding any provision contained herein or in the Plan to the contrary, no executory contracts or unexpired leases of the Debtors shall be deemed assumed, assumed and assigned, or rejected by operation of the Plan or this Order unless and until the Effective Date shall have occurred, and confirmation of the Plan shall not be deemed to have occurred with respect to such contracts and leases until the Effective Date. If the Effective Date does not occur, the deadline by which the Debtors may assume, assume and assign or reject any executory contracts or unexpired leases (including leases of nonresidential real property) shall be governed by any extant orders of this Court as if no confirmation of a plan has occurred in the Chapter 11 Case.

         15.    Pursuant to section 7.05 of the Plan, in the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the non-debtor party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with this Court and served upon counsel for the Debtors and the Claims Agent on or before the date that is thirty (30) days after the later of the Effective Date or such later rejection date.

         16.    A Fee Claim may be allowed if (i) at least 10 days before the Confirmation Hearing, the Holder has filed with the Bankruptcy Court and served upon the Debtors a binding estimate of the aggregate amount of Fee Claims of such Holder in the Chapter 11 Case from the Filing Date through the Effective Date (as the same may be supplemented by notice to the Debtors and the Investor on or before the Effective Date, a “Binding Fee Estimate”), and (ii) no later than 45 days after the Effective Date, the Holder has filed with this Court and served a fee application in accordance with the Bankruptcy Code and Bankruptcy Rules. Unless otherwise ordered by this Court, the amount of any Fee Claim shall not exceed the amount of the Binding Fee Estimate with respect thereto. Objections to such applications, if any, shall be filed and served not later than ten (10) calendar days prior to the date set by the Court for the hearing to consider such applications.

         17.    A hearing on applications for final allowance of Fee Claims for the period from the Filing Date through the Effective Date shall be held at a date and time to be scheduled by the Debtors with the Court. A notice of such hearing shall be served upon all of the parties that have filed notices of appearance in these cases as of the date hereof.

         18.    Reorganized USi, or its designee shall make distributions in accordance with Article 10 of the Plan. Pursuant to section 10.1 of the Plan, Reorganized USi may, in its discretion, hire a disbursing agent to perform Reorganized USi’s distribution and other functions with respect to the Plan. Pursuant to and consistent with Bankruptcy Rule 3021, distributions to Holders of Allowed Claims shall be to the holders of record of such Claims as of the Confirmation Date; provided, however, that distributions on account of Allowed Convertible Subordinated Note Claims shall be to the record holders and/or beneficial holders of such Claims as of the Effective Date (as applicable, the “Distribution Record Date”). Consistent with sections 9.04, 10.01, and 10.06 of the Plan, Reorganized USi may require as a condition to any distribution to Holders of Allowed Convertible Subordinated Note Claims that the beneficial holder thereof execute a letter of transmittal or other certificate as to the amount held as of the Effective Date and the name, address and tax identification information of such beneficial holder for purposes of distribution under the Plan (collectively, “the Transmittal Letters”).

         19.    Any property held for distribution under the Plan that is unclaimed after two years following the Effective Date (including as a result of failure by beneficial holders of Allowed Convertible Subordinated Note Claims to provide information necessary for distribution) shall irrevocably revert to Reorganized USi, without regard to state escheatment laws. In the event of sale of Reorganized USi or other event requiring resolution of obligations under the Plan while property to be distributed under the Plan remains unclaimed and prior to the date when such property reverts to Reorganized USi, Reorganized USi shall be entitled to resolve such obligations by establishing reasonable cash or other reserves or escrow arrangements equal to the value of such unclaimed property as of the date of such event.

         20.    Pursuant to section 1145 of the Bankruptcy Code, (i) the offer and sale of the Plan Securities and transactions in such securities and (ii) the offer of common stock of Reorganized USi and/or Interpath (as successor of Reorganized USi for purposes of section 1145 of the Bankruptcy Code) through the New Warrants and the sale of such common stock upon exercise or conversion of the New Warrants shall be and are exempt from the registration and licensing requirements of Federal and State Securities Laws. Pursuant to section 1145(c) of the Bankruptcy Code, the issuance of Plan Securities under the Plan is a public offering. Subject to the respective transfer restrictions set forth in the Plan Notes, the Substitute Plan Notes, the Secondary Plan Notes and the New Warrants, such Plan Securities (including any shares issued upon exercise or conversion of the New Warrants) may be resold and traded by any person that is not an Underwriter as unrestricted securities (and not subject to the restrictions on transfer, or registration or licensing requirements otherwise applicable under Federal and State Securities Laws).

         21.     Except as and to the extent otherwise required by the customary procedures of The Depository Trust Company (“DTC”), as of the close of business on the Distribution Record Date, the various transfer registers for Class 6 as maintained by the Debtors, or their respective agents, will be deemed closed, and there will be no further changes with respect to the record holders of any of the Claims. The Debtors will have no obligation to recognize any transfer of the Claims that occurs on or after the Distribution Record Date. The Debtors at their option will be entitled to recognize and deal for all purposes under the Plan with (a) those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable and/or (b) the beneficiary holders identified through duly completed and returned Transmittal Letters. Notwithstanding the foregoing or anything to the contrary in the Plan, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, deposit withdrawal at custodian (DWAC), or otherwise), the Debtors will be entitled to recognize and deal for all purposes under the Plan with such Holders to the extent consistent with the customary practices of DTC used in connection with such distribution.

         22.     To the fullest extent permitted under section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtors pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to this Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

         23.    This Court hereby retains jurisdiction of the Chapter 11 Case (a) pursuant to and for the purposes of section 105(a) and 1127 of the Bankruptcy Code, and (b) as set forth in section 14.01 of the Plan, which is incorporated herein by reference as if set forth in extenso.

         24.    In accordance with the Plan, the distributions and rights provided hereunder and under the Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date, of all Claims against and Interests in the Debtors, the Estate and the Reorganized Debtors and all liens (except such liens that are preserved pursuant to section 5.01 of the Plan or hereunder) upon any property of the Debtors, the Estate or the Reorganized Debtors.

         25.    The Debtors or their authorized agent(s) shall serve a notice of entry of this Order, as provided in Bankruptcy Rule 2002(f)(7), to all creditors and equity security Holders of the

Debtors as of the date hereof within ten (10) business days from the Effective Date.

         26.    Without further order of the Court, the Debtors and Reorganized Debtors are authorized and empowered to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents (including the Plan Documents) and take all actions and perform all acts reasonably necessary or appropriate to consummate effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

         27.    Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Chapter 11 Case after the Effective Date shall be limited to the following parties: (a) Reorganized USi and its counsel; (b) counsel to the Investor; (c) the United States Trustee; and (d) any party known to be directly affected by the relief sought.

         28.    Pursuant to the authority of this Court granted under Bankruptcy Rule 3020(e), this Order shall not be stayed until the expiration of 10 days after entry of this Order and shall be effective immediately upon its entry.

         29.    Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, upon the occurrence of the Effective Date, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         30.    To the extent this Confirmation Order and/or the Plan conflicts with: (i) the Disclosure Statement; (ii) any other agreement entered into between the Debtors and any party; or (iii) other orders of the Court, the Plan controls the Disclosure Statement and any such agreements or prior orders, and this Confirmation Order controls the Plan.

         31.    Except as otherwise specifically provided by the Plan, Confirmation of the Plan (subject to the occurrence of the Effective Date) shall (i) discharge the Debtors, the Estate and the Reorganized Debtors from any debt or liability that arose before the Confirmation Date, or which might at any time on or after the Confirmation Date arise out of or relate, directly or indirectly, to any pre-Confirmation Date acts or omissions, any debt of the kind specified in section 502(g), section 502(h) or section 502(i) of the Bankruptcy Code, all Claims treated in the Plan, all contingent and unliquidated liabilities of every type and description to the fullest extent discharge of such liabilities is permitted under the Bankruptcy Code, and all other Claims against the Debtors, the Estate or the Reorganized Debtors that were outstanding, accrued or existing, or might reasonably have been asserted, on the Confirmation Date, in each instance whether or not a proof of such Claim is filed or deemed filed, whether or not such Claim is Allowed, and whether or not the Holder of such Claim has voted on the Plan, (ii) terminate all Interests in USi and all rights and interests and claims of the Holders of all Interests in USi, and (iii) terminate all LLC Interests and all rights and interests and claims of the Holders of all LLC Interests.

         32.    Except as expressly otherwise provided for in the Plan, or any order of this Court, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence as of the date hereof, shall remain in full force and effect through and including the Effective Date.

         33.    Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Order shall be binding on (i) the Debtors, (ii)

the Reorganized Debtors, (iii) the Trustee, (iv) all Holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such Holders accepted the Plan, and (v) each person acquiring property under the Plan.

         34.    If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all documents related to the Plan and any amendments or modifications to any of the foregoing.

         35.    Unless otherwise ordered by this Court, if the Effective Date does not occur on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtors to the Court: (i) this Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the date of this Order as though confirmation of the Plan had never occurred, and (iv) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         36.    This Order shall satisfy the requirements of the sections 3.01(c) and 3.02(h) of the Conditional Subscription Agreement that a confirmation order reasonably satisfactory to the Investor shall have been entered before May 24, 2002.

         IT IS SO ORDERED this           day of May, 2002.

E. STEPHEN DERBY UNITED STATES BANKRUPTCY JUDGE

cc:	Paul M. Nussbaum, Esq.
Martin T. Fletcher, Esq.
Karen H. Moore, Esq.
Whiteford, Taylor & Preston, L.L.P.
Seven Saint Paul Street, Suite 1400
Baltimore, MD 21202
Attorneys for Debtors, USInternetworking, Inc., et al

Marc Abrams, Esq. Paul V. Shalhoub, Esq. Rachel C. Strickland, Esq. Willkie, Farr & Gallagher 7876 Seventh Avenue New York, NY 10019 Attorneys for Debtors’ USInternetworking, Inc., et al

James Wilton, Esq. Ropes & Gray One International Place Boston, MA 02110 Attorneys for Purchaser

Lindsee P. Granfield, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza, 42nd Floor New York, NY 10006 Attorneys for the Committee of Creditors

Scott Field, Esq. Hunton & Williams 1751 Pinnacle Drive, Suite 1700 McLean, VA 22102 Attorneys for the Committee of Creditors

Mark A. Neal, Esq. Assistant U. S. Trustee 300 West Pratt Street, Suite 350 Baltimore, MD 21201

EXHIBIT A

A.	Timely-Filed Objections to Confirmation

1.	De Lage Landen Financial Services, Inc.

2.	Wells Fargo Bank, N.A.

3.	Bank of America, N.A.

4.	Allfirst Bank

B.	Objections to Assumption of Executory Contracts and Unexpired Leases

1.	RockySoft Corporation

2.	Eventra, Inc.

C.	Objections to Cure Amount

1.	Lawson Software

2.	Siebel Systems, Inc.

3.	Hewlett-Packard Company

4.	Quest Software, Inc.

5.	MCI WorldCom, Inc.

D.	Late-Filed Objections to Confirmation

1.	Texas Comptroller